Exhibit 99.1

Calgon Carbon and Trojan Settle UV Patent Disputes

          PITTSBURGH, March 6 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that it has reached an agreement with Trojan Technologies (Trojan) regarding legal disputes related to certain Calgon Carbon patents for the use of ultraviolet light to disinfect drinking water (the “Calgon Carbon UV Patents”). This agreement resolves any and all claims by and between Calgon Carbon, Trojan, its customers, and consultants in the litigations that were pending in the Western District of New York and in Canada.

          In exchange for an undisclosed cash payment by Trojan, Calgon Carbon will grant Trojan worldwide immunity from all current and future legal action related to the Calgon Carbon UV Patents.

          Commenting on the announcement, John Stanik, president and chief executive officer of Calgon Carbon, said, “The agreement with Trojan signifies the end of a long and costly dispute between our two companies and allows Trojan and its customers worldwide to utilize the technology covered by the Calgon Carbon UV Patents for the control of Cryptosporidium and other pathogens in drinking water.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

          For more information, contact Gail Gerono at 412 787-6795.

SOURCE  Calgon Carbon Corporation
          -0-                                                            03/06/2007
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com/
          (CCC)